MANAGEMENT SERVICES AGREEMENT

     THIS MANAGEMENT SERVICES AGREEMENT ("Agreement") is made and entered into as of this 21st day of May 1999, by and between NewCare Health Corporation, a Nevada corporation (including all subsidiaries and affiliates) owning or leasing or managing any facilities, hereinafter the "Facilities" or a "Facility", the above corporation, subsidiaries and affiliates referred to as "Owner", and Lenox Healthcare, Inc, a Massachusetts corporation ("Manager") (Owner and Manager are hereinafter also referred to collectively as "Parties"). The Facilities are those which are currently operating as well as those future operations as may be approved Owner's Board of Directors.

     WHEREAS, Owner desires to contract with Manager to perform certain management duties at the Facilities (the "Management Services"), and desires to perform such Management Services pursuant to the terms of this Agreement, without assuming any of Owner's other duties or obligations, and without assuming any duties or obligations of any other person or entity under any other agreement.

     NOW, THEREFORE, the Parties hereby agree as follows:

1.  ENGAGEMENT

    1.1 Engagement. Pursuant to the terms of this Agreement, Owner hereby engages, and Manager hereby accepts such engagement, to provide the Management Services and take the actions described in this Agreement. Manager, subject to the terms of this Agreement, shall have the right and authority to perform the Management Services and take the actions described herein.

2.  RESPONSIBILITIES

    2.1 Agent; Authority. During the Term (as defined in Section 6 below), the Manager shall act as agent of the Owner with general authority to manage, direct and supervise the operation of the Facilities. Owner hereby appoints the Manager as its attorney-in-fact, and, subject to the provisions of Section 2.3 below, hereby grants full authority for operating and maintaining the Facilities in the respective states in which each such Facility operates. The Management Services shall include those services set forth in Sections 2.2 through 2.12 hereof.

    2.2 Programs; Compliance with Law. Subject to the provisions of 2.3 below and Owner's obligations thereunder, Manager shall use reasonable efforts to administer all necessary programs, plans, procedures and services required to be offered, present or provided at the Facilities, and shall use reasonable efforts to comply with all statutes, regulations, rules, ordinances and policies whatsoever of all federal, state, county, municipal or other governmental authorities having jurisdiction over the operation of the Facilities.

    2.3 Maintenance of Licenses; Agreements. Manager in Owner's name shall maintain all licenses, permits, operating or occupancy certificates, transfer or transportation agreements, and insurance certificates relating to the maintenance and operation of the Facilities, including maintaining a quality assessment and assurance committee as required for Medicare certification as a skilled nursing facility.

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    2.4     Personnel; Administrator.  On behalf of the Owner, the Manager shall investigate, hire, promote, supervise, and discharge (as necessary) full-time and part-time on-site personnel necessary for the efficient discharge of the Management Services (collectively, the "Personnel"). All Personnel, except for the Administrator described below, shall be employees of Owner, or independent contractors, or leased employees, and shall be paid as an expense of the operation of the Facilities. The Manager shall exercise reasonable care in the selection of Personnel and also shall:

         (a) Employ a properly licensed nursing home administrator (who shall be an employee of Manager) responsible for the management of the Facilities ("Administrator"). His or her salary, benefits and other compensation shall be determined by Manager in its sole discretion and treated as an expense of the operation of the Facilities;

         (b) Ensure, consistent with the Management Agreement, that all Personnel (except for the Administrator) shall be employees of Owner, or independent contractors, or leased employees, and all salaries, benefits, wages, and other compensation of the Personnel shall be determined by the Manager in its sole discretion and shall be charged as an expense of the operation of the Facilities;

         (c) Use reasonable efforts to assure compliance with all applicable employment, wrongful discharge, anti-discrimination, occupational safety, and health and other similar laws and regulations affecting employment of Personnel, and with private employment or union contracts; and

         (d) Negotiate with any labor union lawfully entitled to represent all or any group of Personnel, if any.

     2.5 Contracts. Manager shall, in the name of the Owner, and as an expense of the Facilities (a) enter into, renew, if necessary, or cancel all contracts, including those for electricity, gas, water, telephone, cleaning, fuel oil, vermin extermination, trash removal, linen service, pharmacy, therapy and all other services in the ordinary course of the operation of the Facilities; and (b) purchase all supplies and equipment necessary to maintain and to operate the Facilities. Owner represents that, as agent for the Owner, the Manager has the right to enter into such contracts and to make such purchases in the name of the Owner. Owner shall give Manager such powers-of-attorney or further power-of-attorney, as may be necessary to implement this section.

     2.6 Promotional Activities. As an expense of the operation of the Facilities, the Manager shall be responsible for conducting promotional activities on behalf of the Facilities, including media advertising and related marketing efforts.

     2.7 Utilities and Supplies. As an expense of the operation of the Facilities, the Manager shall purchase all utilities, supplies and other items necessary for the efficient operation of the Facilities.

     2.8 Maintenance. As an expense of the operation of the Facilities, the Manager shall maintain the improvements and grounds of the Facilities, including interior and exterior cleaning, painting and decorating, plumbing, carpentry and other normal maintenance and repair work.


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     2.9    Bookkeeping; Accounting.  The Manager shall provide all necessary bookkeeping and accounting for the operation of the Facilities, including, but not limited to, the establishment of one or more bank accounts for the collection and disbursement of funds in accordance with Section 3.4 below. Manager shall provide to Owner monthly financial statements regarding the Facilities' operations during the Term of this Agreement (as defined in Section 6 below) and, upon request, copies of any licensure or Medicare surveys related to the Facilities that it receives during the Term.

     2.10 Invoicing; Collections. The Manager shall invoice and collect for all services performed at the Facilities on and after the Effective Date (as defined in Section 6 below), and, to the extent not yet invoiced or collected, for services performed prior to the Effective Date, shall process and pay on behalf of Owner from the Facilities' funds accounts payable that are generated, and shall process and pay all of the Facilities' payroll, including payroll taxes. The Manager shall use diligent efforts to collect all such fees and charges and other revenues relating to the Facilities on behalf of Owner.

     2.11 Patient Trust Account. The Manager shall establish and maintain records and procedures to account for all patient funds deposited with the Facilities. A "Patient Trust Account" shall be established in accordance with the terms hereof and all disbursements therefrom and records and procedures relating thereto shall conform with the requirements of third party reimbursement, licensure and all other applicable requirements and the terms hereof. The Owner agrees to transfer to Manager any and all such patient funds on the Effective Date and agrees to provide all records and accounts relating to such patient funds to Manager on the Effective Date.

     2.12    Taxes and Rent.

          (a) To the extent not otherwise paid, the Manager shall cause to be paid as an expense of the Facilities when due: (i) all taxes, assessments, levies, fees, water and sewer rents and charges, and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the term hereof, imposed or levied upon or assessed against (A) the Facilities, (B) any Rent (as defined in any Lease for a Facility), Additional Rent (as defined in any Lease for a Facility) under the Lease or other sum payable under the Lease or (C) the Lease or the leasehold estate thereby created, or which arise in respect of the operation, possession or use of the Facilities; (ii) all gross receipts or similar taxes imposed or levied upon, assessed against or measured by any Rent (as defined in a Lease), Additional Rent (as defined in a Lease) or other sum payable under a Lease; (iii) all sales, use or similar taxes and all withholdings and payroll taxes, at any time levied, assessed or payable on account of the acquisition, leasing, use or operation of the Facilities; and
(iv) all charges for utilities serving the Facilities. If any such tax or assessment may legally be paid in installments, Manager may pay such tax or assessment in installments.

          (b) The Manager shall deliver to Owner a copy of any assessment, tax notice or tax bill received by Manager and, to the extent not otherwise paid, shall pay the same as and when due; provided, Manager shall not cause such payment to be made if (i) same is in good faith being contested by Owner at its sole expense and without cost to Manager, (ii) enforcement thereof is stayed, and (iii) Owner shall have given Manager written notice of such contest and stay and authorized the non-payment thereof, not less than ten
(10) days prior to the date on which such tax assessment, or charge is due and payable.
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     2.14    Change of Manager's Authority.  Manager has complete authority to carry out its obligations hereunder without hindrance or interference from any officer or employee of NewCare, and Manager may in all instances use its own reasonable discretion regarding matters within its authority and areas of responsibility.

3.  OWNER'S AND MANAGER'S RESPONSIBILITIES

    3.1 Responsible Licensee. In addition to its obligations and duties under the Management Agreement, the Manager shall use best efforts to cause the Owner to remain the responsible licensee of the Facilities such that Owner is fully liable and legally accountable at all times for all aspects of the operation and management of the Facilities, including assuming responsibility for obtaining services that meet professional standards and principles that apply to professionals providing services to a Medicare-certified skilled nursing facility, and assuming responsibility for the timeliness of the services as interpreted by applicable Medicare regulations. Owner represents that, as agent for the Owner, the Manager may act in the name of Owner regarding operations of the Facilities under the permits issued in Owner's name by state and federal regulatory authorities, to the extent allowable under all applicable federal and state statutes and regulations. Owner shall give Manager such power-of-attorney or further power-of-attorney as may be necessary to implement this section.

    3.2 Change/Reduction in Operations. The Manager has the right and authority, without any prior consent from Owner, to change and/or reduce the licensed bed configuration, based upon shifts in census, Medicare capacity or economy of operations, if this is necessary for the efficiency of the operation. Moreover, Manager has the right and authority, with the prior consent of Owner (which shall be in Owner's sole discretion), to suspend or to terminate Facility operations at any Facility upon thirty (30) days' written notice to Owner.

    3.3 Management Fee. The management fee ("Management Fee") for the first month will be calculated based on the Medicare home office cost report for Lenox Healthcare, Inc. It is calculated by dividing the total licensed bed days (for all facilities managed by Manager and its affiliates as of 9/30/98) into the total Medicare cost from the prior year home office cost report as of 9/30/98 to get a per day licensed bed cost. The per day licensed bed cost will be multiplied by the number of licensed beds managed for Owner to get the monthly management fee. A reconciliation will be done at the end of each quarter by preparing a home office cost report for that quarter and calculating a new per day licensed bed cost and management fee (after the first quarter, the cost and the licensed bed days corresponding to the Facilities to be managed pursuant to this Agreement, as well as any other costs and licensed bed days of other subsequent facilities managed by Manager in future, shall be included in the calculation). This management fee will be compared to the management fee paid for that quarter and an adjustment will be made to the subsequent management fees to correct the over or under payment of management fees by the actual cost. The subsequent months management fees will be calculated by using the new per day licensed bed cost and any adjustment that was needed.

    3.4     Collection and Disbursement of Funds.

         (a) Manager shall deposit all funds received by it from the operation of the Facilities and all working capital loans in a bank account or

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bank accounts bearing the name of NewCare (hereinafter the "Agency Accounts")
with a bank or trust company. Such funds shall in no event be commingled with other funds. Manager shall have no liability or responsibility for any loss resulting from the insolvency, malfeasance or nonfeasance of the banks, banks, or trust companies with which such funds are deposited.

         (b) Subject to existing restrictions with Owner's receivables-based lender, Manager shall control the Agency Accounts and have the right and authority to make withdrawals from and to use the Agency Accounts for the purposes of operating the Facilities and performing its obligations hereunder or under the Corporate Management Agreement of even date herewith between the Parties, as well as paying the Management Fee herein or the Corporate Management Fee under said Corporate Management Agreement, until the expiration or sooner termination of this Agreement and the Corporate Management Agreement, at which time Manager shall resign as signatory on the account(s) and cooperate in making Owner's designees the signatories on the account(s).

        (c) Out of such Agency Accounts, Manager is authorized to pay all costs of operations, defined as all debt service payments, all operating expenses, all management fees, plus interest thereon at the same rate of interest as that described in Section 4 below for late payments past their due date. Manager may make all other payments which it deems necessary and appropriate for the operation of the Facilities.

        (d) Receivables collected by the Manager relating to the Facilities and all other revenues of Owner (collectively, the "Gross Revenue") will be used by the Manager to pay the operating expenses, fees, accrued liabilities and other expenditures of the Facilities in the following order:

                (I)

                    Payroll of all Facilities employees, including the Administrator and any administrative staff.

                    Payroll-related expenses, employee benefits and employment taxes.

                    Manager's Management Fee, to be calculated in accordance with Section 3.3.

                    Payment of Owner's corporate overhead, as follows: payments under individual executive employment contracts, as disclosed on Owner's most recent 10-K, for those employees remaining with Owner in their executive capacities on and after the effective date of this Agreement; and, all reasonable and necessary corporate overhead expenses as determined by Owner's Board of Directors (including but not limited to payment of reasonable outside attorneys' fees and legal costs with regard to Owner's corporate litigation, as well as other outside consultants engaged by Owner with respect general corporate matters).

                    Rent (including additional rents, if any) or other lease-required payments to landlords, for the Facilities.

                    Debt Service: Principal and Interest on Debt, for the Facilities.

                    Non-payroll related Operating Expenses; and,

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                    Capital Expenditures Reserve of $300.00 per licensed bed
per annum.

          (II) Owner shall cause any and all revenues of the Facilities, including, but not limited to, patient receivables, to be transferred to the Manager.

          (III) To the extent that payments for services occurring on or after the Effective Date are received by Owner, it agrees that it shall transfer such payments to Manager within five (5) business days of its receipt of such funds. To the extent that payments for services occurring before the Effective Date are received by Manager, it shall deposit such funds into the appropriate account.

          Owner acknowledges that Manager is acting in reliance on its understanding of the existing arrangements with respect to the Facilities, and on Manager's ability to have access to the revenues from the Facilities. To the extent that Manager does not have access to such revenues for whatever reason, Owner hereby agrees to provide sufficient funds to Manager to pay all of the expenses, accrued liabilities and expenditures of the Facilities on a timely basis, including the Management Fee (payable as provided in Section 3.4
(d) (I) (c) above), and Owner and agrees to cooperate with Manager to ensure that it does have access to such funds.

          In addition to the above, the parties agree that:

                    (A) Everything done by Manager in the performance of its obligations and all its expense incurred under the portion of this Agreement relating to managerial services shall be for and on behalf of Owner.

                    (B) Any services or persons who physical presence in the Facilities is necessary to obtain or maintain licensure or certification, if applied for or sought, in the Medicaid or Medicare programs, shall be a direct expense chargeable to the Facilities as a cost of operation, and not to Manager, except for a (a) preparation and filing of cost reports and (b) preparation of operating and capital expenditure budgets. For example, if the Director of Nurses is terminated or otherwise quits, and Manager sends its own employee to perform the day to day duties of that position, this is chargeable to the Facilities; where, however, Manager's employee is sent to assist in the training or supervision of the nursing department, this is not chargeable to the Facilities. Also, where licensure requires a specific consultant or position (e.g. 8 hrs. of registered dietician supervision per month), any staff person or subsidiary employee of Manager who satisfies this requirement is chargeable to the Facilities.

          (e) The Parties acknowledge and agree that if the Gross Revenue is not sufficient to pay such operating expenses, accrued liabilities and other expenditures, the Manager shall have no obligation to pay the amount of any deficiency from Manager's own funds. Any and all financial shortfalls are the responsibility of the Owner. The Capital Expenditure Reserve may be used by the Manager for reasonable and necessary capital improvements at the Facilities.

     3.5 Notice to Manager. Provided there is actual notification received by an executive of Owner, within two (2) business days of Owner's receipt of any communication (either oral or written) regarding the Facilities, Owner agrees to notify Manager of the substance of such communication and to send to Manager a copy of any written communication.

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     3.6     Consent of Owner.  Owner agrees promptly to supply to Manager any consent that is required in connection with the execution and performance of this Agreement, including but not limited to Owner's consent to open bank accounts using Owner's federal identification number.

     3.7 General Cooperation with Manager. Owner agrees to cooperate fully with Manager's performance of the Management Services, and shall make available such records, books of account and personnel as Manager shall reasonably require to perform hereunder. Owner shall provide Manager with a full accounting of the Facilities, including, but not limited to, accounts receivable and patient trust accounts as of the Effective Date (as defined in Section 6 below).

     3.8 Limitation of Manager's Liability. Notwithstanding any other provision of this Agreement to the contrary, Manager is not responsible for any obligations or actions or failure to act during any period prior to the Effective Date. Operating revenues for periods prior to the Effective Date shall be available to pay operating expenses accruing both before and after the Effective Date. Where there is a shortfall in revenues to cover expenses, the Manager shall have absolute discretion as to which expenses to pay. The Manager shall notify the Owner of any shortfalls in revenue, but the failure to so notify shall not result in any liability to Manager. The Parties acknowledge and agree that Manager shall not be required to make any of its financial resources available for the operation of the Facilities. Manager's sole obligation is to perform the Management Services hereunder; any and all shortfalls are the responsibilities of the Owner.

4.  MANAGER'S COMPENSATION

    4.1 Compensation. As compensation for the Management Services, Manager shall be entitled to a Management Fee payable on the first day of each month in advance from the Gross Revenue payable as provided in section 3.4 (d)
(I) (c) above, with interest to accrue until paid of ten (10%) percent per annum, compounded monthly, or the highest rate allowable by law, whichever is less.

5.  INSURANCE

    5.1 Coverage. The Manager shall maintain, as an expense of the Facilities, liability insurance covering Manager's obligations herein and malpractice insurance. The Parties agree that Manager may obtain such insurance from companies and through brokers offering the necessary coverage at the lowest cost. The Manager shall also maintain, as an expense of the Facilities, an errors and omissions policy and directors' and officers' liability policy protecting Manager, its officers, directors, executives, key employees and controlling persons from and against claims, demands, losses, law suits or expenses in connection with any alleged acts or omissions regarding its and their management of the Facilities or any aspect thereof.

    5.2 Facilities Coverage. Manager will maintain, as an expense of the Facilities, insurance of the character and in the amount required by Owner or any first mortgagee of the Facilities identified in writing to Manager.

    5.3 Named Insureds. All policies of liability insurance shall name Owner, Manager, and any first mortgagee of the Facilities identified in writing to Manager, and all officers, directors, and controlling persons of

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Manager as the insureds thereunder, as their respective interests may appear.
All policies of hazard insurance shall include loss payment clauses in the form required by any mortgagee identified in writing to Manager.

    5.4 Patient Care Insurance. Manager shall maintain, as an expense of the Facilities, such insurance in an amount Manager deems necessary in its own discretion. In addition, Manager may maintain an umbrella policy in an amount it deems appropriate.

    5.5 Notice of Claims. Each Party shall give prompt notice to the others of any claims made against any one of them and shall cooperate fully with each other and with any insurance carrier to the end that all such claims will be properly investigated, defended and adjusted.

6.  TERM; DEFAULT; EARLY TERMINATION; REMEDIES; RIGHTS

    6.1 Term. The Term of this Agreement shall commence at 12:01 A.M., June 1, 1999 (the "Effective Date") and terminate five (5) years thereafter ("Term").

    6.2 Default; Termination for Cause. A Party (a "Defaulting Party") shall be in breach of this Agreement if such Defaulting Party fails to keep, observe or perform any agreement, term or provision of this Agreement to be kept, observed or performed by it, and such breach continues for a period of sixty (60) days (or such shorter period required under the circumstances by federal, state or local regulation, or such longer period if such breach cannot reasonably be cured within sixty (60) days) after delivery of notice from a non-Defaulting Party of the nature of the breach and the steps that the Defaulting Party must take to cure such breach. Any non-Defaulting Party may terminate this Agreement immediately and without further action at the end of such period if the Defaulting Party has not cured its breach. Manager may terminate under this Section 6.2 if the total Management Fee for any month is not received by Manager when such Management Fee is due and payable and there is no cure within the prescribed cure period of sixty (60) days.

    6.3 Immediate Termination. Either Owner or Manager may terminate this Agreement immediately if: (a) Owner or Manager loses its Certification or ability to participate in Medicare or Medicaid for any reason or (b) the other Party suffers the appointment of a receiver or files in bankruptcy or suffers the filing of an involuntary bankruptcy.

    6.4 Remedies Upon Breach. Upon the occurrence of a breach by a Defaulting Party, a non-Defaulting Party may terminate this Agreement in addition to any other remedy available to it at law or in equity after any available cure period.

    6.5 Rights Upon Expiration or Termination. Upon the expiration or early termination of this Agreement, the Parties shall have the following rights and obligations:

      Manager, with due diligence, shall (1) remove from the Facilities all of its property and any employees or representatives of Manager in a manner that will not endanger the health or safety of the patients of the Facilities, (2) assign to Owner any agreement that Owner elects to assume, (3) assist Owner in returning the operation of the Facilities to Owner or any successor for the Facilities and (4) retain copies of all patient records, employee records, minutes from quality assurance meetings and incident reports for the period

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from the Effective Date to the date of such expiration or termination.  All of
Manager's property, including but not limited to, all documents related to the general policies and procedures relating to the administration of the Facilities that were prepared by or at the request of the Manager, shall remain the sole possession of the Manager.

     Upon any termination or the expiration pursuant to this section, the obligations of the Parties (except those specified as surviving) shall cease as of the date specified in the notice of termination, except that Manager shall be entitled to receive any and all compensation that may be due hereunder through the effective date of such termination or expiration.

7.  INDEMNIFICATION

    7.1 Indemnification of Manager. Owner acknowledges that Manager's agreement to enter into this Agreement may expose Manager to certain risks. Owner agrees to indemnify and hold harmless and defend Manager, its shareholders, directors, officers, agents and employees (collectively, "Manager Indemnitees") from and against any liability, loss, cost, expense, claim, damage, suit, action or proceeding ever suffered or incurred by (including actual attorneys' fees and expenses) (collectively, "Claims") which are related to or in connection with: the proper exercise of its obligations as Manager under this Agreement, any misrepresentations made to the Manager in connection with the execution or discharge of this Agreement or the failure of the Owner to comply with its obligations under this Agreement (including, but not limited to, claims for property damage, bodily injuries and/or deaths caused by an act or omission); provided, however, that Owner shall not be obligated to indemnify Manager Indemnitees for Claims to the extent that they are due to the gross negligence or willful misconduct of Manager or its employees. Out-of-pocket charges and expenses incurred by the Manager (including, without limitation, actual out-of-pocket attorneys' fees and expenses) in connection with the enforcement, protection or preservation of any right or claim of Manager Indemnitees under this Agreement, including those resulting from any dispute regarding this indemnification, shall be the responsibility of and paid for or reimbursed (at the option of Manager) by Owner. Notwithstanding any contrary provision in this Agreement, the obligations of Owner in this Section 7.1 shall survive the expiration or other termination of this Agreement. Owner's insurance shall be endorsed to cover Manger as additional insureds and shall be in sufficient amounts and with deductibles, if any, that are deemed satisfactory to Manager at all times.

    7.2 Operation of Indemnity. Manager shall have the right to offset the amount of any claims or damages for which it reasonably believes it is entitled to indemnification against revenues of the Facilities: provided however, that prior to exercising any such right to offset, Manager shall give written notification to Owner stating the reasons for such offset with copies of any invoices or documentation which may be reasonably available to Manager. Once Manager has sent such notification, it may proceed to offset the corresponding amount.

    7.3 Claims by Third Party. The Manager shall give notice within a reasonable time to the Owner upon notice of any third party claim or the commencement of any third party legal proceedings ("Third Party Claim") arising after the Effective Date against the Manager for which is entitled to indemnification hereunder. Owner shall cooperate in the defense of such Third Party Claim. Manager shall have the right to assume and control, at Owner's expense, any Third Party Claim which Manager, in its reasonable discretion, believes may have a material impact on the business at the Facilities.

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    7.4     Indemnification of Owner. Manager agrees to indemnify and hold harmless and defend Owner, its shareholders, directors, officers, agents and employees (collectively, "Owner Indemnitees") from and against any liability, loss, cost, expense, claim, damage, suit, action or proceeding ever suffered or incurred by (including attorneys' fees and expenses) (collectively, "Claims") which are related to or in connection with: any gross negligence or willful misconduct of Manager or its employees, including any misrepresentations made to Owner in connection with the execution or discharge of this Agreement or the failure of the Owner to comply with its obligations under this Agreement (including, but not limited to, claims for property damage, bodily injuries and/or deaths caused by an act or omission); provided, however, that Manager shall not be obligated to indemnify Owner Indemnitees for Claims to the extent that they are due to the gross negligence or willful misconduct of Manager or its employees. Out-of-pocket charges and expenses incurred by the Owner (including, without limitation, out-of-pocket attorneys' fees and expenses) in connection with the enforcement, protection or preservation of any right or claim of Owner Indemnitees under this Agreement, including those resulting from any dispute regarding this indemnification, shall be the responsibility of and paid for or reimbursed (at the option of Owner) by Manager. Notwithstanding any contrary provision in this Agreement, the obligations of Owner in this Section 7.4 shall survive the expiration or other termination of this Agreement. Manager's insurance shall be endorsed to cover Owner as additional insureds and shall be in sufficient amounts and with deductibles, if any, that are deemed satisfactory to Owner at all times.

8.   MISCELLANEOUS PROVISIONS

     8.1 Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given (a) on the date of transmission by facsimile, with proof of receipt thereof or (b) on the date following the date of (i) deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, effective when received or (ii) delivery to a nationally recognized overnight courier service effective when received. In each case, it is to be addressed as follows, or to such other address, person or entity as the Party shall designate by notice to the other in accordance herewith;

     If to Manager:  Thomas M. Clarke
                     President and Chief Executive Officer
                     Lenox Healthcare, Inc.
                     75 South Church Street, Suite 650
                     Pittsfield, MA 01201
                     Fax No. (413) 448-2120

     If to Owner:    NewCare Health Corporation
                     6000 Lake Forrest Drive, Suite 200
                     Atlanta, GA 30328
                     Attention:  General Counsel
                     Fax No. (404) 255-5789

     8.2 Waiver of Subrogation. Manager and Owner each hereby waive any rights of recovery against the other, or against the officers, employees, agents and representatives of the other, for loss or damages to such waiving Party's property or the property of others under its control, where and to the extent that such loss or damage is insured against under any insurance policy

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in force at the time of such loss or damage. Upon obtaining the policies of insurance required hereunder, Manager and Owner shall give notice to the insurance carriers that the foregoing mutual waiver of subrogation is contained in this Agreement.



     8.3 Continued Liability of Parties. Unless otherwise expressly stated, expiration or termination of the Term pursuant to Section 6 shall not relieve any Party hereto of any of its liabilities and obligations hereunder that accrued prior to expiration or termination of the Term.

     8.4 Patient Records. Manager and Owner shall preserve the confidentiality of the records of all patients of the Facilities as required by all applicable federal and state statutes, regulations, and rules of accrediting organizations for skilled nursing facilities, and use the information in such records solely for the limited purposes necessary to perform their respective obligations hereunder.

     8.5 Governing Law. This Agreement shall be construed and enforced in accordance with, and the performance of its terms shall be governed by, the laws of the State of Delaware, without giving effect to conflict of laws principles.

     8.6 Assignability. No Party shall assign any of its rights and obligations under this Agreement without obtaining the prior consent of the other Parties.

     8.7 Right of first Refusal. Manager shall have, and is hereby granted, a right of first refusal upon the exact same terms and conditions as the offer received by Owner which Owner is willing to accept, to purchase, where a third party purchase is contemplated, or to lease, where a third party transfer of a leased Facility is contemplated, any of the Facilities which are the subject matter of this Agreement. Owner shall give Manager no less than ten (10) days' prior written notice of any proposed sale, or lease transfer, as the case may be, setting forth all financial and all other terms and conditions thereof. Manager may send Owner written notice of its willingness to purchase or lease the Facility upon the same terms and conditions within said 10-days after its receipt of notice from Owner, in which event the parties shall within ten (10) days thereafter enter into binding purchase and sale, or lease assignment or transfer agreement, of the Facility or Facilities.

     8.8 Non-Waiver. No waiver by any Party hereto of any failure of any other Party to keep or perform any provision, covenant or condition of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, covenant or condition. All rights and remedies herein granted or referred to are cumulative. If any Party resorts to any one remedy, it shall not be precluded from resorting to any other right or remedy provided by law or in equity.

    8.9 Required Prior Regulatory Approval. Manager shall not formally begin managing those Facilities in the State of Kansas until regulatory authority is received. Manager will assist Owner with Facilities in the State of Kansas until such time as regulatory authority is received. Owner and Manager shall work together to achieve such regulatory approval.

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



    8.10 NewCare as Facility Manager. As to each Facility covered by this Agreement that Owner is itself managing, Manager shall have the option to: (a) take an assignment of Owner's management function, if any required approvals (by the owner of the property or by any third party to this Agreement) can be obtained for such assignment; subject thereto, Owner hereby agrees to so approve and assign; or (b) to include as a Facility under this Agreement, with Owner continuing as the manager of the Facility with Manager as its consultant under a consultant services agreement. Upon termination of this Agreement, any assignment by Owner to Manager under this Section 8.10 shall also terminate automatically.

    8.11 Regional Offices. Manager shall have complete and unconditional authority to hire and dismiss all regional personnel and terminate regional offices as necessary. All regional team members shall be direct employees of Manager.

    8.12 No Financial Responsibility by Manager. It is understood and agreed that Manager shall have no responsibility or obligation of any kind or nature to make any payments or to in any manner fund any payments or activities contemplated under this Agreement, including but not limited to, those payments and Owner liabilities contemplated under Section 3.4 hereto.

    8.13 Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in the interpretation of this Agreement. They shall not in any way limit or expand the scope, or modify the substance or context, of any section of this Agreement.

    8.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    8.15 Enforcement. If any Party seeks to enforce this Agreement, the prevailing party in any lawsuit shall be entitled to receive from the other Party its reasonable attorneys' fees, court costs, costs of collection and reasonable expenses.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

                              LENOX HEALTHCARE, INC.

                              ("Manager")

                              /s/ Thomas Clarke
                              By:  Thomas Clarke
                              Its:  President


                              NEWCARE HEALTH CORPORATION
                              ("NewCare")

                              /s/ Chris Brogdon
                              By:  Chris Brogdon
                              Its:  Chairman


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